UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING
 (Check One) [ ] Form 10-K [ ] Form 20-F [ ] Form 11-K [X] Form 10-Q
             [ ] Form N-SAR

                         For Period Ended June 30, 2002

                           [   ]    Transition Report on Form 10-K
                           [   ]    Transition Report on Form 20-F
                           [   ]    Transition Report on Form 11-K
                           [   ]    Transition Report on Form 10-Q
                           [   ]    Transition Report on Form N-SAR

                           For the Transition Period Ended: ____________________

     READ ATTACHED INSTRUCTIONS BEFORE PREPARING FORM. PLEASE PRINT OR TYPE

       Nothing in the form shall be construed to imply that the Commission has verified any information contained herein.

 If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I  -  REGISTRANT INFORMATION:

ASIA FIBER HOLDINGS LIMITED
Full Name of Registrant

Rm 2005, Universal Trade Centre
3-5A, Arbuthnot Road
Address of principal executive offices:

Central, Hong Kong
City, State and Zip Code

PART II  - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box).

[X]               (a)       The reasons described in reasonable detail in Part
                            III of this form could not be eliminated without unreasonable effort or expense;

[X]               (b)       The subject annual report, semi-annual report,
                            transition report on Form 10-K, Form 20-F, 11-K,
                            Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]               (c)       The accountant's statement or other exhibit required
                            by Rule 12b-25(b) has been attached if applicable.

PART III  -  NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed).

The Company's principal operations are located in the People's Republic of China. Accordingly, the completion of the financial statements has been delayed for a short time.

PART IV  - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                  David Ching               (852)             2810-6226
                  (Name)                    (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports been filed?

                  [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                  [ ] Yes [X] No

                  If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made:



                           ASIA FIBER HOLDINGS LIMITED
--------------------------------------------------------------------------------
                   Name of Registrant as Specified in Charter

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 14, 2002               By:     /s/ David Ching
                                        ----------------------------------------
                                            David Ching, Managing Director